EXHIBIT 4.1


                                INTERACTIVE DATA
                           FINANCIAL TIMES Information
             100 William Street, 15th Floor, New York, NY 10038 USA
                     Tel: (212) 269-6300 Fax: (212) 771-6445


February 19, 2001


Van Kampen Funds Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181


         Re:      Van Kampen Focus Portfolios
                  Bandwidth & Telecommunications Portfolio, Series 14A Bandwidth & Telecommunications Portfolio, Series 14B Biotechnology & Pharmaceutical Portfolio, Series 14A Biotechnology & Pharmaceutical Portfolio, Series 14B
                         Internet Portfolio, Series 27A
                         Internet Portfolio, Series 27B
                  Morgan Stanley Consumer IndexSM Portfolio, Series 1A Morgan Stanley Consumer IndexSM Portfolio, Series 1B Morgan Stanley High-Technology 35 IndexSM Portfolio, Series 19A Morgan Stanley High-Technology 35 IndexSM Portfolio, Series 19B File No. 333-54126


  Gentlemen:

         We have examined the Registration Statement for the above captioned Fund, a copy of which is attached hereto.

         We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Financial Times Information, as the Evaluator, and to the use of the Obligations prepared by us which are referred to in such Prospectus and Statement.

         You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,


Steve Miano
Director Fixed Income Data Operations